As Filed with the Securities and Exchange Commission on August ___, 2008
Registration No. 333-139299

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ALLEGRO BIODIESEL CORPORATION
(Exact Name of Registrant as specified in its Charter)

Delaware	2869	20-5748331
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6033 West Century Boulevard, Suite 1090
Los Angeles, California 90045
(310) 670-2093
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Bruce Comer, Chief Executive Officer
6033 West Century Boulevard, Suite 1090
Los Angeles, California 90045
(310) 670-2093
(Name, Address and Telephone Number of Agent for Service)
Copies to
Craig E. Gosselin, Esq.
Zimmermann, Koomer, Connolly, Finkel & Gosselin LLP
601 S. Figueroa St., Suite 2610
Los Angeles, California 90017
Telephone (213) 452-6500
Facsimile (213) 622-2171

Approximate date of commencement of proposed sale of securities to the Public:  Not applicable.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer: ☐	Accelerated filer: ☐	Non-accelerated filer: ☐ (Do not check if a smaller reporting company)	Smaller reporting company: ☒

The Registration Fee was previously calculated and paid in connection with the filing of a Form SB-2 registration statement on December 13, 2006.

No exhibits are filed with this Post-Effective Amendment No. 1.

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 is being filed in order to deregister unsold securities originally registered pursuant to a registration statement on Form SB-2, file no. 333-139299, and shall become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended, on such date as the Securities and Exchange Commission, acting pursuant to Section 8(c), may determine.

DEREGISTRATION OF SECURITIES; TERMINATION OF REGISTRATION STATEMENT

On June 13, 2007, the Securities and Exchange Commission (the “Commission”) declared effective a Registration Statement on Form SB-2 (File No. 333-139299) (the “Registration Statement”) of Allegro Biodiesel Corporation, a Delaware corporation (the “Registrant”), relating to the resale from time to time of up to 1,530,475 shares of common stock (the “Shares”) of the Registrant underlying the Registrant’s Series A Convertible Preferred Stock (the “Series A Preferred”) by the selling shareholders named in the Registration Statement pursuant to the plan of distribution set forth therein.

In accordance with the undertaking contained in the Registration Statement pursuant to Item 512(a) of Regulation S-K, the Registrant is filing this Post-Effective Amendment No. 2 to remove from registration all Shares remaining unsold under the Registration Statement as of the date hereof (the “Unsold Shares”), the number of which Registrant believes to be approximately 465,934 Unsold Shares based on its records.

The Registrant has received waivers of its contractual obligations to maintain the effectiveness of the Registration Statement from the required number of holders of the Series A Preferred. Accordingly, this Post-Effective Amendment No. 1 is being filed solely to terminate the effectiveness of the Registration Statement and to deregister, as of the effective date of this Post-Effective Amendment No. 2, all of the Unsold Shares. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 22nd day of August, 2008.

ALLEGRO BIODIESEL CORPORATION.

By:	/s/ BRUCE COMER
Bruce Comer Chief Executive Officer (Principal Executive. Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 was signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ BRUCE COMER Bruce Comer	Chief Executive Officer and Director (Principal Executive, Financial and Accounting Officer)	August 22, 2008

* DARRELL DUBROC Darrell Dubroc	Director	August 22, 2008

* TIM COLLINS Tim Collins	Director	August 22, 2008

* JEFFREY LAWTON Jeffrey Lawton	Director	August 22, 2008

*By: /s/ BRUCE COMER Bruce Comer (Attorney-in-fact)	Director	August 22, 2008